EXHIBIT 5.1

OPINION AND CONSENT OF STAN McCORMICK

April 30, 2015

Cullen/Frost Bankers, Inc.
100 West Houston Street
San Antonio, Texas 78205

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of up to 2,497,600 shares (the “Securities”) of Common Stock, par value $0.01 per share, of Cullen/Frost Bankers, Inc., a Texas corporation (the “Company”), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s articles of incorporation and the 2015 Omnibus Incentive Plan and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Texas, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
Also, I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources, including outside counsel, believed by me to be responsible.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ STAN McCORMICK

Stan McCormick
Executive Vice President
Corporate Counsel/Secretary